For Immediate Release
Chemical Release Occurs at MGP’s Kansas Facility

ATCHISON, Kan., October 21, 2016- At approximately 8 a.m. today, a chemical release occurred at MGP Ingredients’ (Nasdaq:MGPI) plant in Atchison, Kansas. The reaction resulted in emissions venting into the air. As of 11 a.m., based on observations by local officials, the emissions had dispersed. Local officials reported some injuries, mostly respiratory issues, following the release.
MGP Ingredients has reported the event to the EPA and Kansas and local authorities, and is cooperating fully to investigate and ensure that all appropriate response actions are taken. MGP has also engaged outside experts to assist the investigation and response.
There was no significant damage to its Atchison plant as a result of this incident. No other MGP facilities, including its distillery in Lawrenceburg, Indiana, are affected by this incident.

About MGP
Celebrating its 75th anniversary, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

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Contact: Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com